Exhibit 99.2

PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION
PPL CORPORATION, LG&E AND KU ENERGY LLC AND CENTRAL NETWORKS
(UNAUDITED)

On April 1, 2011, PPL Corporation (PPL) completed its acquisition (CN acquisition) of all of the shares of Central Networks Limited and Central Networks East plc, together with certain other assets and liabilities, collectively representing the electricity distribution businesses of Central Networks East and Central Networks West (collectively referred to herein as Central Networks) from E.ON UK plc, a wholly owned subsidiary of E.ON AG. Central Networks’ regulated distribution operations serve 5 million customers in the Midlands area of England. PPL also provides regulated electricity distribution services to 2.6 million customers in southwest England and south Wales through Western Power Distribution (South West) plc and Western Power Distribution (South Wales) plc (collectively referred to herein as WPD). The WPD and Central Networks service territories are contiguous. While synergies are expected from the combined operations, these are not reflected in the Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

The purchase price for the CN acquisition consisted of £3.6 billion (approximately $5.7 billion at April 1, 2011) of cash consideration, including the £1.0 billion (approximately $1.6 billion at April 1, 2011) repayment of affiliate indebtedness, and the assumption of £500 million (approximately $800 million at April 1, 2011) of existing public debt. The cash consideration was primarily funded from borrowings under a Senior Bridge Term Loan Credit Facility (bridge loan).

The Unaudited Pro Forma Condensed Combined Consolidated Financial Information (pro forma financial statements) have been derived from the historical consolidated financial statements of PPL, LG&E and KU Energy LLC (LKE), PPL’s wholly owned subsidiary acquired on November 1, 2010 (LKE acquisition), and the combined financial statements of Central Networks, including additional assets acquired and liabilities assumed as part of the CN acquisition. The pro forma financial statements include an additional ten months of operations of LKE to reflect the results of LKE for the twelve month period ended December 31, 2010, as the Consolidated Statement of Income included in PPL’s annual report on Form 10-K for the year ended December 31, 2010 included only two months of LKE’s results from the date of the LKE acquisition through December 31, 2010.

The Unaudited Pro Forma Condensed Combined Consolidated Statement of Income (pro forma statement of income) for the year ended December 31, 2010 give effect to the CN acquisition and the LKE acquisition as if each was completed on January 1, 2010. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet (pro forma balance sheet) as of December 31, 2010 gives effect to the CN acquisition as if it was completed on December 31, 2010.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the CN acquisition; (2) factually supportable; and (3) with respect to the statement of income, expected to have a continuing impact on our results. The pro forma financial statements also include adjustments to reflect the proposed issuance of common stock and equity units, bridge loan borrowings and related fees, and the repayment of the indebtedness owed to E.ON UK plc in connection with the CN acquisition.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements. Generally accepted accounting principles in the United States permit adjustments to the purchase price adjustments during the measurement period, which may be up to one year from the date of the CN acquisition; therefore, the final amounts recorded as of the date of the CN acquisition may differ materially from the information presented in these pro forma financial statements. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

The pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of PPL.

The following pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;
•
the consolidated financial statements of PPL as of and for the year ended December 31, 2010 which were included in PPL’s annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 28, 2011;

•
the unaudited pro forma condensed combined consolidated financial information as of and for the nine months ended September 30, 2010, and the accompanying notes to the pro forma financial statements related to the LKE acquisition included in PPL’s current report on Form  8-K/A filed with the SEC on January 14, 2011;

•
the unaudited condensed consolidated financial statements of LKE as of and for the nine months ended September 30, 2010 which were included in PPL’s current report on Form 8-K/A filed with the SEC on November 5, 2010; and

•	the audited combined financial statements of Central Networks for the years ended December 31, 2010 and 2009, contained in this current report on Form 8-K.

Pro Forma Condensed Combined Consolidated Statement of Income
(Unaudited)
(Millions of dollars)
	Year ended December 31, 2010
	PPL Corporation (a)	LKE 10 Months Ended October 31, 2010 (a,b)	Pro Forma Adjustments		Pro Forma PPL Corporation	Central Networks (a)	Pro Forma Adjustments		Pro Forma Combined Entity
Operating Revenues
Utility	$3,668	$2,121			$5,789	$1,052			$6,841
Unregulated retail electric and gas	415				415				415
Wholesale energy marketing
Realized	4,832	118			4,950				4,950
Unrealized economic activity	(805)				(805)				(805)
Net energy trading margins	2				2				2
Energy-related businesses	409				409				409
Total Operating Revenues	8,521	2,239			10,760	1,052			11,812

Operating Expenses
Operation
Fuel	1,235	710			1,945				1,945
Energy purchases
Realized	2,773	243			3,016				3,016
Unrealized economic activity	(286)				(286)				(286)
Other operation and maintenance	1,756	591			2,347	202	(11)	(f)	2,538
Depreciation	556	238			794	139	(14)	(g)	919
Taxes, other than income	238	21			259	100			359
Energy-related businesses	383				383				383
Total Operating Expenses	6,655	1,803			8,458	441	(25)		8,874

Operating Income	1,866	436			2,302	611	25		2,938

Other Income (Expense) - net	(31)	(1)	$60	(c)	28	3			31

Other-Than-Temporary Impairments	3				3				3

Interest Expense	593	3	34	(c,d)	630	3	113	(h)	746

Interest Expense - Affiliates		131	(131)	(d)		27	(27)	(h)

Income (Loss) from Continuing Operations Before Income Taxes	$1,239	$301	$157		$1,697	$584	$(61)		$2,220

The accompanying Notes to Pro Forma Condensed Combined Consolidated Financial Statements are an integral part of these pro forma financial statements. See Note 3 for information on pro forma adjustment references.

Pro Forma Condensed Combined Consolidated Statement of Income
(Unaudited)
(Millions of dollars, except share data)
	Year ended December 31, 2010
	PPL Corporation (a)	LKE 10 Months Ended October 31, 2010 (a)	Pro Forma Adjustments		Pro Forma PPL Corporation	Central Networks (a)	Pro Forma Adjustments		Pro Forma Combined Entity

Income Taxes	$263	$110	$61	(e)	$434	$140	$(20)	(i)	$554

Income (Loss) from Continuing Operations After Income Taxes	976	191	96		1,263	444	(41)		1,666

Income from Continuing Operations After Income Taxes Attributable to Noncontrolling Interests	21				21				21

Income (Loss) from Continuing Operations After Income Taxes Attributable to PPL Corporation	$955	$191	$96		$1,242	$444	$(41)		$1,645

Earnings Per Share of Common Stock
Income (Loss) from Continuing Operations After Income Taxes Available to PPL Corporation Common Shareowners:
Basic	$2.21		$2.57			$2.92
Diluted	$2.20		$2.57			$2.92

Weighted-Average Shares of Common Stock Outstanding (in thousands)

Basic	431,345	51,800	(j) 483,145	80,000	(j)	563,145
Diluted	431,569	51,800	(j) 483,369	80,000	(j)	563,369

The accompanying Notes to Pro Forma Condensed Combined Consolidated Financial Statements are an integral part of these pro forma financial statements. See Note 3 for information on pro forma adjustment references.

Pro Forma Condensed Combined Consolidated Balance Sheet
(Unaudited)
(Millions of dollars)
	December 31, 201 0
	PPL Corporation (a)	Central Networks (a)	Pro Forma Adjustments		Pro Forma Combined Entity
Current Assets
Cash and cash equivalents	$925		$(111)	(k)	$814
Short-term investments	163				163
Restricted cash and cash equivalents	28				28
Accounts receivable	742	$1,800	(1,786)	(l)	756
Unbilled revenues	789	105			894
Fuel, materials and supplies	643	30			673
Prepayments	435	16			451
Price risk management assets	1,918				1,918
Other intangibles	70				70
Assets held for sale	374				374
Regulatory assets	85				85
Other current assets	16	80			96
Total Current Assets	6,188	2,031	(1,897)		6,322

Investments
Nuclear plant decommissioning trust funds	618				618
Other investments	75				75
Total Investments	693				693

Property, Plant and Equipment, net	20,858	5,287	(527)	(m)	25,618

Regulatory and Other Noncurrent Assets
Regulatory assets	1,145				1,145
Goodwill	1,761		2,563	(n)	4,324
Other intangibles	966	90	16	(o)	1,072
Price risk management assets	655				655
Other noncurrent assets	571	14	4		589
Total Regulatory and Other Noncurrent Assets	5,098	104	2,583		7,785
Total Assets	$32,837	$7,422	$159		$40,418

The accompanying Notes to Pro Forma Condensed Combined Consolidated Financial Statements are an integral part of these pro forma financial statements. See Note 3 for information on pro forma adjustment references.

Pro Forma Condensed Combined Consolidated Balance Sheet
(Unaudited)
(Millions of dollars)

	December 31, 2010
	PPL Corporation (a)	Central Networks (a)	Pro Forma Adjustments		Pro Forma Combined Entity
Liabilities and Equity

Current Liabilities
Short-term debt	$694	$4	$3,035	(q)	$3,733
Long-term debt	502				502
Short term debt - affiliate		1,350	(1,350)	(l)
Accounts payable	1,028	281			1,309
Taxes	134		(13)	(p)	121
Interest	166				166
Dividends	174				174
Price risk management liabilities	1,144				1,144
Counterparty collateral	338				338
Regulatory liabilities	109				109
Other current liabilities	925	146	(3)		1,068
Total Current Liabilities	5,214	1,781	1,669		8,664

Long-term Debt	12,161	771	776	(q)	13,708
Long-term Debt - Affiliates		847	(847)	(q)

Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes	2,563	627	(237)	(u)	2,953
Investment tax credit	237				237
Price risk management liabilities	470				470
Accrued pension obligations	1,496		256	(r)	1,752
Asset retirement obligations	435	41			476
Regulatory liabilities	1,031				1,031
Other deferred credits and noncurrent liabilities	752	4	106	(s)	862
Total Deferred Credits and Other Noncurrent Liabilities	6,984	672	125		7,781

Commitments and Contingent Liabilities

Equity
Common stock - $0.01 par value	5		1	(t)	6
Membership units
Capital in excess of par value	4,602	416	1,472	(t)	6,490
Earnings reinvested	4,082	2,935	(3,037)	(t)	3,980
Accumulated other comprehensive loss	(479)				(479)
Total Equity Excluding Noncontrolling Interests	8,210	3,351	(1,564)		9,997
Noncontrolling Interests	268				268
Total Equity	8,478	3,351	(1,564)		10,265
Total Liabilities and Equity	$32,837	$7,422	$159		$40,418

The accompanying Notes to Pro Forma Condensed Combined Consolidated Financial Statements are an integral part of these pro forma financial statements.  See Note 3 for information on pro forma adjustment references.

NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1.	Basis of Pro Forma Presentation

The Unaudited Pro Forma Condensed Combined Consolidated Financial Information (pro forma financial statements) have been derived from the historical consolidated financial statements of PPL, LG&E and KU Energy LLC (LKE), PPL’s wholly owned subsidiary acquired on November 1, 2010 (LKE acquisition), and the combined financial statements of Central Networks, including additional assets acquired and liabilities assumed as part of the CN acquisition. The pro forma financial statements include an additional ten months of operations of LKE to reflect the results of LKE for the twelve month period ended December 31, 2010, as the Consolidated Statement of Income included in PPL’s annual report on Form 10-K for the year ended December 31, 2010, included only two months of LKE’s results from the date of the LKE acquisition through December 31, 2010.

The Unaudited Pro Forma Condensed Combined Consolidated Statement of Income (pro forma statement of income) for the year ended December 31, 2010 give effect to the CN acquisition and the LKE acquisition as if each was completed on January 1, 2010. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet (pro forma balance sheet) as of December 31, 2010 gives effect to the CN acquisition as if it was completed on December 31, 2010.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the CN acquisition; (2) factually supportable; and (3) with respect to the statement of income, expected to have a continuing impact on our results. The pro forma financial statements also include adjustments to reflect the proposed issuance of common stock and equity units, bridge loan borrowings and related fees, and the repayment of the indebtedness owed to E.ON UK plc in connection with the CN acquisition.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements. Generally accepted accounting principles in the United States permit adjustments to the purchase price adjustments during the measurement period, which may be up to one year from the date of an acquisition; therefore, the final amounts recorded as of the date of the CN acquisition may differ materially from the information presented in these pro forma financial statements. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

In accordance with current accounting guidance, the assets acquired and the liabilities assumed have been measured at fair value by PPL and the difference between the net assets and the CN acquisition purchase price has been recorded as goodwill (this process is generally referred to as a purchase price allocation). The fair value measurements utilize estimates based on key assumptions of the CN acquisition and historical and current market data. These fair value measurements and the related pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. Therefore, the final purchase price allocation may differ materially from the information presented. The pro forma financial statements also include adjustments to reflect the proposed issuance of common stock and equity units, bridge loan borrowings and related fees, and the repayment of the indebtedness owed to E.ON UK plc in connection with the CN acquisition. The preliminary result of all these adjustments is presented in Note 2.

For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, PPL has applied the accounting guidance for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. For purposes of measuring the fair value of the majority of property, plant and equipment acquired in the CN acquisition, as reflected in the pro forma financial statements, PPL has determined that fair value equaled the Regulatory Asset Value (RAV) since operations are conducted in a UK regulated environment. RAV is a measure of the value of the capital employed in the regulated network business. It is also a financial construct based on historical costs, adjusted for inflation and represents the value upon which Central Networks earns a return in accordance with the regulatory cost of capital and receives a regulatory depreciation allowance. Because PPL believes there is no current prospect for deregulation in the United Kingdom, it is expected that these operations will remain in a regulated environment for the foreseeable future and this presentation represents the highest and best use of these assets.

The amounts utilized in determining the pro forma adjustments presented on the Pro Forma Condensed Consolidated Financial Statements are also set forth and described in Note 3.

Certain items normally included in the statement of income have been excluded from the pro forma statement of income, including discontinued operations of PPL, the effects of synergies, and certain non-recurring LKE acquisition-related costs incurred during 2010.

Note 2.	Preliminary Purchase Price Allocation and Funding Sources and Uses

Preliminary Purchase Price Allocation

The preliminary allocation of the CN acquisition purchase price to the fair value of assets acquired and liabilities assumed includes pro forma adjustments primarily related to the fair value of property, plant and equipment, pension and other noncurrent liabilities, long-term debt and related deferred income taxes. The preliminary allocation of the purchase price and the resulting goodwill is as follows (in millions):

Working capital	$(184)
Property, plant and equipment	4,760
Other noncurrent assets	120
Goodwill	2,563
Long-term debt (a)	(2,467)
Other noncurrent liabilities	(705)
Equity purchase price of CN acquisition	$4,087

(a)     Does not reflect the repayment of affiliated debt

Funding Sources and Uses

Set forth below are the assumed sources and uses (in millions) used in the pro forma financial statements:

Sources		Uses

Common stock	$2,070	Equity purchase price of CN acquisition	$4,087
Equity units	750	Repayment of affiliated debt	1,670
Assumed debt	771	Assumed debt	771
Bridge loan	3,035	Estimated transaction costs	209
Cash	111
Total	$6,737	Total	$6,737

On April 1, 2011, PPL borrowed £3.6 billion (approximately $5.7 billion at April 1, 2011) under its bridge loan to fund the CN acquisition. The bridge loan borrowings included in these pro forma financial statements assume that the proceeds from the proposed issuance of common stock and equity units were utilized to repay a portion of the bridge loan.

For purposes of these pro forma financial statements pursuant to SEC rules, PPL has assumed that it will raise $2,070 million from the sale of 80 million shares of common equity (at an assumed price of $25.87 per share), $750 million from the sale of equity units (consisting of units with junior subordinated notes bearing interest at an assumed interest rate of 4.0% and purchase contracts for common stock with quarterly contract adjustment payments at a rate of 5.0%), and $3,035 million from borrowings under the bridge loan at an interest rate of 2.6%. A 1/8% change in assumed interest rates would change pre-tax annual interest expense by approximately $4 million. A $1 change in PPL's common stock price (holding the amount of shares from the equity offering constant) would change the amount of the common stock proceeds by approximately $80 million.

The actual sources of permanent debt financing for the CN acquisition are likely to differ from the assumptions set forth above in that PPL does not currently intend to maintain long-term borrowings under the bridge loan, but instead (in lieu thereof) plans to repay the borrowings under the bridge loan by issuing long-term debt securities in one or more offerings in the future as market conditions permit. Such permanent debt financing is not considered in these pro forma financial statements.

Note 3.	Pro Forma Adjustments

The adjustments included in the pro forma financial statements are as follows:

Reclassifications

(a) PPL, LKE 10 months ended October 31, 2010, and Central Networks historical presentation — Certain financial statement line items in the LKE 10 months ended October 31, 2010, and Central Networks statements of operations  have been reclassified to corresponding line items as included in PPL's historical presentation. Certain financial statement line items in the balance sheet of Central Networks have also been reclassified to corresponding line items as included in PPL’s historical presentation. These reclassifications do not have a material impact on the historical operating income, income from continuing operations after income taxes, total assets, total liabilities or equity reported by LKE or Central Networks. In addition, certain line items have been condensed for purposes of the pro forma presentation.

Adjustments to PPL Pro Forma Statement of Income

(b) LKE 10 months ended October 31, 2010 — Reflects an adjustment to include the results of LKE for a twelve month period ended December 31, 2010, as the 2010 Statement of Income included in PPL’s annual report on Form 10-K included only two months of results from the date of the LKE acquisition at November 1, 2010. The PPL balance sheet at December 31, 2010 includes the balances of LKE.

(c) LKE acquisition-related costs — Reflects an adjustment to eliminate LKE acquisition-related costs including a bridge loan facility in support of the LKE acquisition, losses incurred in connection with the termination of interest rate swaps, and other third-party transaction costs. See PPL’s annual report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 28, 2011 for further discussion of these items.

(d) Interest expense — Reflects a decrease in interest expense from the extinguishment of affiliate indebtedness to subsidiaries of E.ON AG, and replacement of interest expense related to the issuance of senior notes by LKE and first mortgage bonds by KU and LG&E, wholly-owned subsidiaries of LKE, in 2010. These decreases were offset by additional interest expense related to the June 2010 issuance of equity units, amortization of debt issuance costs and the effects of related interest rate swaps. The corresponding impact to utility revenues resulting from the decrease in interest expense was not reflected for purposes of this pro forma statement of income.

(e) Income taxes — Reflects the income tax effect of the pro forma adjustments, which was calculated using an estimated composite statutory income tax rate. Income tax expense includes adjustments for state taxes and certain federal income tax items that are calculated on a combined or consolidated basis.

Adjustments to Pro Forma Condensed Combined Consolidated Statement of Income

(f) Other operation and maintenance — Reflects adjustments to eliminate the multi-employer pension expense previously recorded by Central Networks and include the estimated net periodic pension cost under US generally accepted accounting principles, including the effect of updated actuarial assumptions.

(g) Depreciation — Reflects a reduction to depreciation expense resulting from the fair value adjustment related to property, plant, and equipment, net.

(h) Interest expense — Reflects a $33 million increase in interest expense from the proposed issuance of equity units, a $80 million increase in interest expense related to borrowings under the bridge loan and a decrease of $27 million in interest expense related to the repayment of affiliate indebtedness to E.ON UK plc.

(i) Income taxes — Reflects the income tax effect of the pro forma adjustments, which was calculated using an estimated UK statutory income tax rate for items directly related to Central Networks and an estimated US statutory income tax rate for items directly related to PPL.

(j) Common stock outstanding —The pro forma weighted-average number of basic and diluted shares of common stock outstanding represents PPL's weighted-average number of basic and diluted shares of common stock outstanding for the year ended December 31, 2010, plus 51.8 million shares to give effect to the 103.5 million shares of PPL common stock issued in June 2010 to be outstanding for the entire year plus an estimated 80.0 million shares of PPL common stock proposed to be issued to repay a portion of borrowings under the bridge loan incurred to pay the purchase price of the CN acquisition.

December 31, 2010
Basic (in thousands):
PPL weighted-average shares of common stock outstanding	431,345
Effect of June 2010 PPL common stock issuance to be outstanding for the entire year	51,800
Estimated effect of the proposed PPL common stock issuance in connection with the CN acquisition	80,000
563,145
Diluted (in thousands):

PPL weighted-average shares of common stock outstanding	431,569
Effect of June 2010 PPL common stock issuance to be outstanding for the entire year	51,800
Estimated effect of the proposed PPL common stock issuance in connection with the CN acquisition	80,000
563,369

Adjustments to Pro Forma Condensed Combined Consolidated Balance Sheet

(k) Cash — Reflects $2,820 million of gross proceeds from the proposed issuance of common stock and equity units and proceeds of $3,035 million from borrowings under the bridge loan. These cash proceeds plus an estimated $111 million of cash on hand were used to pay the $4,087 million equity purchase price, $1,670 million repayment of affiliate indebtedness owed to E.ON UK plc at closing, and approximately $209 million in costs related to bridge loan borrowings, proposed common stock and equity unit issuances, and other CN acquisition related costs.

(l) Accounts receivable and Short-term debt - affiliate — Reflects the elimination of a net receivable balance due from E.ON UK plc, which was settled upon acquisition.

(m) Property, Plant, and Equipment, net— Reflects an adjustment to record the tangible fixed assets related to the regulated operations at fair value. PPL has determined that fair value for a majority of the tangible fixed assets equaled RAV since operations are conducted in a regulated environment. RAV is a measure of the value of the capital employed in the regulated network business. It is also a financial construct based on historical costs, adjusted for inflation and represents the value upon which Central Networks earns a return in accordance with the regulatory cost of capital and receives a regulatory depreciation allowance. Since there is no current prospect for deregulation in the United Kingdom, it is expected that these operations will remain in a regulated environment for the foreseeable future and this presentation represents the highest and best use of these assets.

(n) Goodwill — Reflects the preliminary estimate of the excess of the CN acquisition purchase price paid over the net fair value of Central Network’s assets acquired and liabilities assumed.

(o) Other intangibles — Reflects the preliminary estimate of the fair value of certain contracts acquired in connection with the CN acquisition.

(p) Taxes — Reflects a decrease in taxes payable related to the estimated tax benefit of certain CN acquisition costs that are required to be expensed as incurred.

(q) Short-term debt, Long-term Debt and Long-term Debt - Affiliates — The increase in short-term debt reflects an adjustment to recognize $3,035 million in borrowings under the bridge loan to fund the CN acquisition. The increase in long-term debt reflects adjustments to recognize $750 million of equity units classified as debt on the pro forma balance sheet and an increase of $26 million to recognize the preliminary estimate of the fair value of assumed debt. The decrease in long-term debt – affiliates reflects an adjustment to fully repay affiliate indebtedness owed to E.ON UK plc at the date of the CN acquisition, in accordance with the purchase agreement.

(r) Accrued pension obligations — Reflects an adjustment to recognize a liability for the unfunded status of the defined benefit pension plan transferred by E.ON UK plc to PPL in connection with the CN acquisition, in accordance with US generally accepted accounting principles.

(s) Other deferred credits and noncurrent liabilities — Represents the present value of the contract adjustment payments that are payable in accordance with the proposed issuance of the equity units.

(t) Equity — The pro forma balance sheet reflects the elimination of $3,351 million of Central Networks' adjusted equity balances and the recognition of $2,070 million from the proposed sale of PPL common stock to repay a portion of borrowings under the bridge loan to pay the purchase price of the CN acquisition. Capital in excess of par has been reduced by $62 million for common stock issuance costs and $12 million, net of a $7 million tax benefit, for issuance costs related to the common stock purchase contracts portion of the equity units. The remaining estimated CN transaction-related costs of $103 million, net of a $21 million tax benefit, are shown as an adjustment to earnings reinvested to reflect the impact of accounting guidance applicable to business combinations, which requires that these costs be expensed as incurred (the transaction-related costs include non-recurring charges of approximately $30 million, net of a $13 million tax benefit, which would be charged to interest expense). In addition, the equity adjustment includes a reduction of approximately $106 million reflecting the estimated fair value of the common stock purchase contracts based on the present value of the contract adjustment payments that are payable in accordance with the proposed issuance of the equity units.

(u) Deferred income tax assets and liabilities — Represents a $237 million adjustment to decrease net deferred tax liabilities for certain adjustments related to the assets acquired and liabilities assumed, excluding goodwill, and transaction costs using an estimated UK statutory income tax rate for items directly related to Central Networks and an estimated US statutory income tax rate for items directly related to PPL.